PRELIMINARY TERM SHEET

                           RFMSI SERIES 2006-S2 TRUST
                      MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2006-S2

                RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                   Depositor

                        RESIDENTIAL FUNDING CORPORATION
                          Sponsor and Master Servicer

                         U.S. BANK NATIONAL ASSOCIATION
                                    Trustee

                               UBS SECURITIES LLC
                                Lead Underwriter

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A BASE PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1 (877) 867-2654.

THIS TERM SHEET IS NOT REQUIRED TO, AND DOES NOT, CONTAIN ALL INFORMATION THAT IS REQUIRED TO BE INCLUDED IN THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT FOR THE OFFERED CERTIFICATES. THE INFORMATION IN THIS TERM SHEET IS PRELIMINARY AND IS SUBJECT TO COMPLETION OR CHANGE.

THE INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR COMMITMENT TO PURCHASE ANY OF THE OFFERED CERTIFICATES, SUPERSEDES INFORMATION CONTAINED IN ANY PRIOR SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

THIS TERM SHEET AND THE RELATED TERM SHEET SUPPLEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

FEBRUARY 2, 2006

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE
                     PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We provide information to you about the offered certificates in three or more separate documents that provide progressively more detail:

        - the related base prospectus, dated January 26, 2006 which provides general information, some of which may not apply to the offered certificates;

        - the term sheet supplement, dated February 2, 2006, which provides general information about series of certificates issued pursuant to the depositor's "Jumbo A" fixed rate program, or the S Program, some of which may not apply to the offered certificates; and

        - this term sheet, which describes terms applicable to the classes of offered certificates described herein, provides a description of certain collateral stipulations regarding the mortgage loans and the parties to the transaction, and provides other information related to the offered certificates.

This term sheet provides a very general overview of certain terms of the offered certificates and does not contain all of the information that you should consider in making your investment decision. To understand all of the terms of a class of the offered certificates, you should read carefully this document, the term sheet supplement, and the entire base prospectus.

The related base prospectus filed by the depositor has been filed in connection with prior series of certificates issued under the S program, and may be found on, the SEC's website at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-126745.

If the description of the offered certificates in this term sheet differs from the description of the senior certificates in the related base prospectus or the term sheet supplement, you should rely on the description in this term sheet. Defined terms used but not defined herein shall have the meaning ascribed thereto in the term sheet supplement and the related base prospectus.

THE INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR CONTRACTUAL COMMITMENT TO PURCHASE ANY OF THE CERTIFICATES, SUPERSEDES ANY
INFORMATION CONTAINED IN ANY PRIOR SIMILAR MATERIALS RELATING TO THE CERTIFICATES. THE INFORMATION IN THIS TERM SHEET IS PRELIMINARY, AND IS SUBJECT TO COMPLETION OR CHANGE. THIS TERM SHEET IS BEING DELIVERED TO YOU SOLELY TO PROVIDE YOU WITH INFORMATION ABOUT THE OFFERING OF THE CERTIFICATES REFERRED TO IN THIS TERM SHEET AND THE TERM SHEET SUPPLEMENT AND TO SOLICIT AN OFFER TO PURCHASE THE CERTIFICATES, WHEN, AS AND IF ISSUED. ANY SUCH OFFER TO PURCHASE
MADE BY YOU WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE A CONTRACTUAL COMMITMENT BY YOU TO PURCHASE ANY OF THE CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE THE CERTIFICATES.

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED. THE ISSUING ENTITY IS NOT OBLIGATED TO ISSUE CERTIFICATES SUCH CERTIFICATES OR ANY SIMILAR SECURITY AND THE UNDERWRITER'S OBLIGATION TO DELIVER SUCH CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS OF THE UNDERWRITING AGREEMENT WITH THE ISSUING ENTITY AND THE AVAILABILITY OF SUCH CERTIFICATES WHEN, AS AND IF ISSUING ENTITY. YOU ARE ADVISED THAT THE TERMS OF THE CERTIFICATES, AND THE CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING THEM MAY CHANGE (DUE, AMONG OTHER THINGS, TO THE POSSIBILITY THAT MORTGAGE LOANS THAT COMPRISE THE POOL MAY BECOME DELINQUENT OR DEFAULTED OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR OR DIFFERENT MORTGAGE LOANS MAY BE ADDED TO THE POOL, AND THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED), AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS. YOU ARE ADVISED THAT CERTIFICATES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITER'S OBLIGATION TO SELL SUCH CERTIFICATES TO YOU IS CONDITIONED ON THE MORTGAGE LOANS AND THE CERTIFICATES HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF FOR ANY REASON THE ISSUING ENTITY DOES NOT DELIVER SUCH CERTIFICATES, THE UNDERWRITER WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE CERTIFICATES WHICH YOU HAVE COMMITTED TO PURCHASE, AND NONE OF THE ISSUING ENTITY NOR ANY UNDERWRITER WILL BE LIABLE FOR ANY COSTS OR DAMAGES WHATSOEVER ARISING FROM OR RELATED TO SUCH NON-DELIVERY.

NEITHER THE ISSUER OF THE CERTIFICATES NOR ANY OF ITS AFFILIATES PREPARED, PROVIDED, APPROVED OR VERIFIED ANY STATISTICAL OR NUMERICAL INFORMATION PROVIDED HEREIN, ALTHOUGH THAT INFORMATION MAY BE BASED IN PART ON LOAN LEVEL DATA PROVIDED BY THE ISSUER OR ITS AFFILIATES.


RISK FACTORS

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand the prepayment, credit, liquidity and market risks associated with that class. The offered certificates are complex securities. You should possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this term sheet, the term sheet supplement and the related base prospectus for the offered certificates in the context of your financial situation and tolerance for risk. You should carefully consider, among other things, all of the applicable risk factors in connection with the purchase of any class of the offered certificates listed in the section entitled "Risk Factors" in the term sheet supplement.

This is an Excess Transaction as described in the term sheet supplement.


---------------------------------------------------------------------------------------------------
                      COLLATERAL STIPULATIONS--MORTGAGE POOL CHARACTERISTICS

--------------------------------------------------------------------- -----------------------------
MORTGAGE LOAN TYPE:                                                        30 Year Fixed Rate
--------------------------------------------------------------------- -----------------------------
AGGREGATE STATED PRINCIPAL BALANCE EXCLUDING DISCOUNT FRACTION OF      approximately $260,000,000
DISCOUNT MORTGAGE LOANS (+/- 10%):
--------------------------------------------------------------------- -----------------------------
GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):                                        6.350%
--------------------------------------------------------------------- -----------------------------
WEIGHTED AVERAGE PASS-THRU RATE (+/- 0.10):                                      5.750%
--------------------------------------------------------------------- -----------------------------
WEIGHTED AVERAGE ORIGINAL MATURITY (+/- 1 MONTH):                                 359
--------------------------------------------------------------------- -----------------------------
WEIGHTED AVERAGE REMAINING MATURITY (+/- 1 MONTH):                                358
--------------------------------------------------------------------- -----------------------------
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 5):                                    71.00%
--------------------------------------------------------------------- -----------------------------
CALIFORNIA CONCENTRATION MAXIMUM:                                                40.00%
--------------------------------------------------------------------- -----------------------------
FULL/ALT DOCUMENTATION (+/- 5):                                                  60.00%
--------------------------------------------------------------------- -----------------------------
CASH OUT REFINANCE (+/- 10):                                                     38.00%
--------------------------------------------------------------------- -----------------------------
SINGLE FAMILY DETACHED (+/- 10):                                                 92.00%
--------------------------------------------------------------------- -----------------------------
SECOND/VACATION HOME (+/- 4)                                                     4.00%
--------------------------------------------------------------------- -----------------------------
INVESTOR PROPERTY:                                                               0.00%
--------------------------------------------------------------------- -----------------------------
WEIGHTED AVERAGE FICO (+/- 10):                                                   737
--------------------------------------------------------------------- -----------------------------
INTEREST ONLY MORTGAGE LOANS MAXIMUM:                                            25.00%
--------------------------------------------------------------------- -----------------------------
AVERAGE MORTGAGE LOAN BALANCE (+/- 10%):                                        $475,000
--------------------------------------------------------------------- -----------------------------
LOANS > $600,000 (+/- 10)                                                        34.00%
--------------------------------------------------------------------- -----------------------------
PREPAYMENT PENALTIES :                                                            < 8%
--------------------------------------------------------------------- -----------------------------


The percentages set forth above, other than any weighted averages, are percentages of the aggregate principal balance of the actual mortgage loan pool to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date. Any weighted average is weighted based on the principal balance of the actual mortgage loans to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

The number expressed in parenthesis for a category above reflects the amount by which the number or percentage set forth for such category may vary in the actual mortgage loan pool included in the trust on the Closing Date. For example, the Second/Vacation home percentage could vary from 0% to 8% of the aggregate principal balance of the actual mortgage loan pool to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

The percentage expressed in parenthesis for a category above reflects the percentage by which the number set forth for such category may vary in the actual mortgage loan pool included in the trust on the Closing Date. For example, the Aggregate Stated Principal Balance of the mortgage loans included in the trust, excluding the Discount Fraction of the Discount Mortgage Loans, on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date, could be lower or higher than the amount specified by as much as 10%.

CERTAIN TRANSACTION INFORMATION

OFFERED CERTIFICATES:
                    The Class A Certificates (other than the Class A-V and Class A-P Certificates) and the Class R Certificates.

UNDERWRITER:
                    UBS Securities LLC, or UBS. UBS will purchase the offered certificates (other than a de minimis portion thereof) on the closing date, subject to the satisfaction of the conditions set forth in the underwriting agreement.

SIGNIFICANT SERVICERS:

                    HomeComings   Financial   Network,   Inc.,  a   wholly-owned
                    subsidiary of Residential Funding, is expected to subservice more than 20% of the mortgage loans.

SIGNIFICANT ORIGINATORS:

                    Originators  that  originated  10% or more  of the  mortgage
                    loans  include  HomeComings   Financial  Network,   Inc.,  a
                    wholly-owned subsidiary of Residential Funding.

CUT-OFF DATE:       February 1, 2006.

CLOSING DATE:       On or about February 27, 2006.

DISTRIBUTION DATE:

                    25th of each month, or the next business day if such day is not a business day, commencing March 25, 2006.

FINAL SCHEDULED
DISTRIBUTION DATES:

                    The distribution date in February 2036. The actual final distribution date could be later or substantially earlier.

FORM OF CERTIFICATES:

                    Book-entry: Class A, Class A-P, Class A-V and Class M Certificates. Physical: Class R Certificates.

MINIMUM DENOMINATIONS:

                    Investors may hold the beneficial interests in the Class A Certificates, other than any class of Interest Only Certificates and any class of Retail Certificates, Class M-1 Certificates and Class A-P Certificates in minimum denominations representing an original principal amount of $100,000 and integral multiples of $1 in excess thereof. Class M-2 and Class M-3 Certificates in minimum denominations of $250,000 and integral multiples of $1 in excess thereof. Class A-V Certificates and any other class of Interest Only Certificates: $2,000,000 notional amount. Class R Certificates: 20% percentage interests.

                    Any class of Class A Certificates that may be issued in minimum denominations of less than $25,000 are referred to herein as "Retail Certificates" and are not offered hereby. The minimum denomination for any class of Retail Certificates will be set forth in the prospectus supplement.

SENIOR CERTIFICATES:

                    Class A, Class A-P, Class A-V and Class R Certificates.

SUBORDINATE CERTIFICATES:

                    Class M-1, Class M-2, Class M-3, Class B-1, Class B-2 and Class B-3. The Subordinate Certificates will provide credit enhancement to the Senior Certificates.

ERISA:

                    Subject to the considerations contained in the term sheet supplement, the Class A and Class M Certificates may be eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts assets. Sales of the Class R Certificates to such plans or retirement accounts are prohibited, except as permitted in "ERISA Considerations" in the term sheet supplement.

                    See "ERISA Considerations" in the term sheet supplement and in the related base prospectus.

SMMEA:

                    When issued the offered certificates rated in at least the second highest rating category by one of the rating agencies will be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, or SMMEA, and the remaining classes of certificates will not be "mortgage related securities" for purposes of SMMEA.

                    See "Legal Investment" in the term sheet supplement and "Legal Investment Matters" in the related base prospectus.

TAX STATUS:

                    For federal income tax purposes, the depositor will elect to treat the portion of the trust consisting of the related mortgage loans and certain other segregated assets as one or more real estate mortgage investment conduits. The offered certificates, other than the Class R Certificates, will represent ownership of regular interests in a real estate mortgage investment conduit and generally will be treated as representing ownership of debt for federal income tax purposes. You will be required to include in income all interest and original issue discount, if any, on such certificates in accordance with the accrual method of accounting regardless of your usual methods of accounting. For federal income tax purposes, the Class R Certificates for any series will represent residual interests in a real estate mortgage investment conduit.

                    For further information regarding the federal income tax consequences of investing in the offered certificates, including important information regarding the tax treatment of the Class R Certificates, see "Material Federal Income Tax Consequences" in the term sheet supplement and in the related base prospectus.

CREDIT ENHANCEMENT

Credit enhancement for the Senior Certificates will be provided by the subordination of the Class M and Class B Certificates, as and to the extent described in the term sheet supplement. Most realized losses on the mortgage loans will be allocated to the Class B-3 Certificates, then to the Class B-2
Certificates, then to the Class B-1 Certificates, then the Class M-3 Certificates, then to the Class M-2 Certificates, and then to the Class M-1 Certificates, to the extent such class has a certificate principal balance greater than zero. When this occurs, the certificate principal balance of the class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the aggregate certificate principal balance of the Subordinate Certificates has been reduced to zero, losses on the mortgage loans will be allocated among the Senior Certificates in accordance with their respective remaining certificate principal balances or accrued interest, subject to the special rules described in the term sheet supplement.

Not all losses will be allocated in the priority described above. Losses due to natural disasters such as floods and earthquakes, fraud in the origination of a mortgage loan, or some losses related to the bankruptcy of a mortgagor will be allocated as described in the preceding paragraphs only up to specified amounts. Losses of these types in excess of the specified amounts and losses due to other extraordinary events will be allocated proportionately among all outstanding classes of certificates except as stated in the term sheet supplement. Therefore, the Subordinate Certificates do not act as credit enhancement for the Senior Certificates for these losses.

See "Description of the Certificates--Allocation of Losses; Subordination" in the term sheet supplement.

ADVANCES

For any month, if the Master Servicer does not receive the full scheduled payment on a mortgage loan, the Master Servicer will advance funds to cover the amount of the scheduled payment that was not made. However, the Master Servicer will advance funds only if it determines that the advance will be recoverable from future payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any distribution date on which the aggregate outstanding principal balance of the mortgage loans as of the related determination date is less than 10% of their aggregate stated principal balance as of the cut-off date, the master servicer may, but will not be required to:

     o purchase from the trust all of the remaining mortgage loans, causing an early retirement of the certificates; or

     o    purchase all of the certificates.

Under either type of optional purchase, holders of the outstanding certificates are entitled to receive the outstanding certificate principal balance of the certificates in full with accrued interest, as and to the extent described in the term sheet supplement. However, any optional purchase of the remaining mortgage loans may result in a shortfall to the holders of the most subordinate classes of certificates outstanding, if the trust then holds properties acquired from foreclosing upon defaulted loans. In either case, there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See "Pooling and Servicing  Agreement--Termination" in the term sheet supplement
and  "The   Pooling  and   Servicing   Agreement--Termination;   Retirement   of
Certificates" in the related base prospectus.